Exhibit 5.1

April 26, 2017

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Chief Compliance Officer and Secretary to Teledyne Technologies Incorporated (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which may be issued pursuant to the terms of the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Plan”).

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and that the Shares, when issued pursuant the terms of the Plan and when the Company receives consideration therefore in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Melanie S. Cibik
Melanie S. Cibik
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary